Exhibit 99.1

TEMPUR-PEDIC ANNOUNCES PRICING OF $375 MILLION SENIOR NOTES OFFERING AND ENTERING INTO NEW $1.77 BILLION CREDIT FACILITIES

LEXINGTON, KY, DECEMBER 12, 2012 – Tempur-Pedic International Inc. (NYSE: TPX), a leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced that it upsized and priced its offering of $375 million aggregate principal amount of 6.875% senior notes due 2020 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will be issued at 100% of face value and will mature on December 15, 2020. The offering of the Notes has been upsized from $350 million to $375 million. The Notes will be general unsecured senior obligations of Tempur-Pedic and will be guaranteed on a senior unsecured basis by certain of Tempur-Pedic’s subsidiaries. The offering is expected to close on December 19, 2012, subject to satisfaction of customary closing conditions.

Tempur-Pedic also announced today that it entered into new senior secured credit facilities on December 12, 2012 with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Fifth Third Bank, as joint lead arrangers and joint bookrunning managers. The senior secured credit facilities are comprised of (i) a revolving credit facility of $350.0 million, (ii) a term A facility of $550.0 million and (iii) a term B facility of $870.0 million. The revolving credit facility will include a sublimit for letters of credit and swingline loans, subject to certain conditions and limits. The revolving credit facility and the term A facility will mature on the fifth anniversary of the closing, and the term B facility will mature on the seventh anniversary of the closing. The credit facilities are expected to close and fund in connection with the acquisition of Sealy Corporation (the “Sealy Acquisition”). The obligations of the lenders to make the initial loans at closing, and the loans subsequent to closing, are subject to certain customary closing conditions. Tempur-Pedic’s existing credit facilities will remain in place until the closing of the Sealy Acquisition.

Tempur-Pedic expects to use the net proceeds of the Notes offering, together with cash on hand and borrowings under the new senior secured credit facilities, to finance the Sealy Acquisition and to pay related fees and expenses. Tempur-Pedic expects that proceeds from the sale of the Notes will be placed in escrow pending release upon receipt of regulatory approvals and the satisfaction of other conditions to the completion of the Sealy Acquisition.

The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 80 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Forward-looking Statements

This release contains “forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “proposed,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding the Company’s net sales and adjusted EPS for the full year 2012. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, risks and uncertainties, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These risks include general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to expand brand awareness, distribution and new products in international markets; the Company’s ability to address issues in certain underperforming markets; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; changing commodity costs; and the effect of future legislative or regulatory changes.

Additional information concerning these and other risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” In addition, the proposed merger with Sealy presents risk factors including the ability of the parties to complete the proposed merger in a timely manner or at all; satisfaction of the conditions precedent to the proposed merger, and the ability to secure regulatory approvals; the possibility of litigation (including relating to the merger itself); successful completion of acquisition financing arrangements; and the ability to successfully integrate Sealy into Tempur-Pedic’s operations and realize synergies from the proposed transaction. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Media Contact:

Contacts for Tempur-Pedic International:

Trevor Gibbons

Edelman for Tempur-Pedic International

+1 212 704 8166

Trevor.Gibbons@edelman.com

Michael Geller

Edelman for Tempur-Pedic International

+1 212 729 2163

Mike.Geller@edelman.com

Investor Relations Contact:

Tempur-Pedic International:

Mark Rupe

+1 800 805 3635

Investor.relations@tempurpedic.com

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